Exhibit 23.4

June 29, 2020

Acasti Pharma Inc.

545 Promenade du Centropolis, Suite 100

Laval, Québec

Canada H7T 0A3

Re: Consent of Dr. André Marette

The Board of Directors of Acasti Pharma Inc.,

I hereby consent to the incorporation by reference in this Registration Statement on Form S-3, including any amendment thereto, any related prospectus and any related prospectus supplement, of information, data and statements from the non-clinical studies to determine the effect of CaPre on (i) glucose and insulin metabolism in a prediabetes or type 2 diabetic setting and (ii) hyperlipidemia and hepatic metabolism in a prediabetes or type 2 diabetic setting (the “Studies”), as well as any citation of the Studies and references to my name, contained in Acasti Pharma Inc.’s annual report on Form 10-K dated June 29, 2020 for its fiscal year ended March 31, 2020, which is incorporated by reference into this registration statement on Form S-3.

I further hereby consent to the filing of this letter as an exhibit to this registration statement on Form S-3.

In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

By:	/s/ André Marette
Name: Dr. André Marette